Exhibit 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS RECORD SECOND QUARTER RESULTS -
NET INCOME RISES BY 48 PERCENT;
FULL YEAR GUIDANCE RAISED;
QUARTERLY DIVIDEND INCREASED

PEMBROKE PINES, Florida, August 19th, 2004. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the second quarter of Fiscal 2005 and provided guidance relating to the balance of the fiscal year.

Second Quarter

Results for the second quarter of Fiscal 2005, which ended July 31, 2004, were as follows: Net income increased 48 percent to $32.7 million from $22.2 million during the comparable period in Fiscal 2004, which ended August 2, 2003. On a per share basis, diluted net income during the second quarter of Fiscal 2005 rose 43 percent to $0.33 per share compared to $0.23 per share in Fiscal 2004.

For the second quarter of Fiscal 2005, net sales increased 15 percent to $305.2 million, compared with $264.9 million for the same period last year. Comparable store sales for the second quarter of Fiscal 2005 increased ten percent, after achieving a five percent increase in last year’s second fiscal quarter.

Second quarter comparable store sales by brand were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive high teens

Commenting on second quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “We are very pleased that we were able to deliver growth of this magnitude and another record quarter on top of a record second quarter last year. We have recorded 27 months of consolidated positive comparable store sales results and are committed to continuing that upward progression. Our spring and summer inventory selection proved to be very much on target with what our customers wanted, with the emphasis on jewelry continuing unabated. Moving into fall, our back to school floor set is filled with merchandise that complements apparel trends, and we expect sales to maintain their momentum. As you will see below in our guidance, EPS growth in the third fiscal quarter is expected to be more moderate than during the past few quarters. Our activities during that quarter are intended to position us for an extremely strong fourth quarter, so that Fiscal 2005 becomes another record year for Claire’s.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary. “Our second fiscal quarter results reflect the convergence of three positive events, namely the continued momentum at Claire’s North America, dramatic improvement in performance at Icing by Claire’s and the initial stages of a turnaround in our international operation. Major shifts in merchandise and store presentation at Icing have successfully differentiated this store concept from Claire’s and drawn in the older customer being targeted; as a result sales have improved greatly since last year. The transfer of North American best practices to our international division is continuing to move forward and early advances in comparable store sales appear sustainable. Our task now is to continue the process, so that our performance improves in each of the countries in which we operate. “

Year to Date Results

For the first six months of Fiscal 2005, revenues grew 16 percent to $586.8 million from $504.7 million, while gross profit margins increased by 240 basis points to 54.4 percent versus 52.0 percent. Net income increased to $60.4 million or $0.61 per diluted share, from $37.7 million or $0.38 per diluted share, an increase of 60 percent in absolute terms, or 61 percent on a diluted per share basis. Comparable store sales increased 11 percent, compared with an increase of six percent during the first six months of Fiscal 2004.

Store Count: End of the Second Fiscal Quarter:

	July 31, 2004	August 2, 2003
Claire’s North America	1,664	1,654
Claire’s Europe	712	674
Icing by Claire’s	457	501
Claire’s Nippon	134	119

Total	2,967	2,948

Business Outlook for the Second Half and Full Year – Fiscal 2005

Third Quarter: For the third quarter of Fiscal 2005, we are estimating revenues between $300 and $302 million, an increase of approximately 14 percent. Comparable store sales are projected to rise by nine to ten percent. This follows an increase of eight percent in the third quarter of Fiscal 2004.

Gross margins are expected to remain essentially flat compared to last year, at approximately 52.8% of sales. This result is primarily due to an increase in our cost of goods, as initial mark up (IMU) is projected to fall in the third quarter due to accelerated shipments of accessories for the holiday selling season, increased promotional activity as well as higher freight costs. It is our belief that by accelerating these shipments and placing accessories in the stores earlier, we will generate increased store traffic and create excitement about our holiday season that will contribute to a record fourth quarter.

SG&A as a percentage of sales is expected to decline slightly during the third fiscal quarter to 35.3% compared to last year’s third fiscal quarter’s 35.5%. The improvement would have been higher except that we will be increasing labor hours per store to enhance customer service. Also factored in are higher bonus accrual requirements, resulting from our comparable store sales gains and earnings improvements. In addition, the costs associated with the initial implementation of Sarbanes-Oxley compliance could reach $1 million in the quarter.

Net income is projected to reach $27 to $29 million, or $0.27 to $0.29 per diluted share. This is compared to $0.26 per diluted share last year, which amount would have been $0.24 absent the $0.02 per diluted share benefit attributable to a tax examination that was concluded more favorably than anticipated.

Fourth Quarter:

Fourth quarter revenues are being estimated to range between $412 and $414 million compared to $364 million in Fiscal 2004. Comparable store sales are projected to rise by nine to ten percent following an increase of seven percent in Fiscal 2004. Net income is projected to reach $70 to $72 million, or $0.70 to $0.72 per diluted share compared to $0.53 per diluted share last year. The $0.53 amount includes a charge, in the amount of $0.06 per diluted share, attributable to the retirement package granted to the Company’s founder and former Chairman of the Board.

Full Year:

For Fiscal 2005 in its entirety, the Company is now projecting that revenues will grow by approximately 15 percent to approximately $1.3 billion and that diluted EPS will reach $1.58 to $1.62 per share, versus $1.17 per share last year, or $1.23 excluding the above-referenced $0.06 charge. Comparable store sales are expected to grow by nine to ten percent, on top of a seven percent increase for Fiscal 2004.

Quarterly Dividend

The Board of Directors has increased the regular quarterly cash dividend payable on the Common Stock and Class A Common Stock to $0.08 per share and $0.04 per share, respectively. Payment will be made on September 7, 2004 to shareholders of record on September 17, 2004.

Conference Call Information

The Company will host its second quarter conference call on August 19, 2004, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through August 27, 2004. The replay number is 402-998-0463 and the password is 25247. The conference call is also being archived until August 27th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 31, 2004, Claire’s Stores, Inc. operated approximately 2,835 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 134 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and two stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://claires.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	July 31, 2004	August 2, 2003
Assets
Current assets:
Cash and cash equivalents	$217,770,000	$208,183,000

Inventories	114,649,000	90,458,000
Prepaid expenses and other current assets	54,853,000	47,140,000

Total current assets	387,272,000	345,781,000

Property and equipment:
Land and buildings	18,151,000	18,134,000
Furniture, fixtures & equipment	233,817,000	212,872,000
Leasehold improvements	197,096,000	171,410,000

	449,064,000	402,416,000
Less accumulated depreciation and amortization	(253,297,000)	(225,626,000)

	195,767,000	176,790,000

Intangible assets, net	45,646,000	32,891,000
Other assets	15,258,000	13,489,000
Goodwill	199,257,000	198,134,000

Total Assets	$843,200,000	$767,085,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$41,291,000
Trade accounts payable	48,852,000	37,595,000
Income taxes payable	6,581,000	3,343,000
Accrued expenses	76,550,000	56,834,000

Total current liabilities	131,983,000	139,063,000

Long-term liabilities:
Long-term debt, excluding current portion	—	62,500,000
Deferred rent expense	17,789,000	16,049,000
Deferred tax liability	15,987,000	12,833,000

Total long-term liabilities	33,776,000	91,382,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	257,000	134,000
Common stock — par value $0.05 per share	4,689,000	2,312,000
Additional paid-in capital	49,415,000	33,856,000
Other comprehensive income	17,160,000	8,585,000
Retained earnings	605,920,000	491,753,000

Total Stockholders’ Equity	677,441,000	536,640,000

Total Liabilities and Stockholders’ Equity	$843,200,000	$767,085,000

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	July 31, 2004		August 2, 2003		July 31, 2004		August 2, 2003
Net sales	$305,223,000	100.0%	$264,949,000	100.0%	$586,814,000	100.0%	$504,705,000	100.0%
Cost of sales, occupancy, and buying expenses	141,920,000	46.5%	127,084,000	48.0%	267,444,000	45.6%	242,224,000	48.0%

Gross Profit	163,303,000	53.5%	137,865,000	52.0%	319,370,000	54.4%	262,481,000	52.0%

Other Expenses:
Selling and general administrative expenses	103,381,000	33.9%	93,602,000	35.3%	207,626,000	35.4%	184,592,000	36.6%
Depreciation and amortization	10,944,000	3.6%	10,391,000	3.9%	21,603,000	3.7%	20,245,000	4.0%
Interest expense	32,000	0.0%	644,000	0.2%	62,000	0.0%	1,416,000	0.3%
Interest and other income	(1,267,000)	(0.4%)	(900,000)	(0.3%)	(2,477,000)	(0.4%)	(1,844,000)	(0.4%)

	113,090,000	37.1%	103,737,000	39.2%	226,814,000	38.7%	204,409,000	40.5%

Income before income taxes	50,213,000	16.5%	34,128,000	12.9%	92,556,000	15.8%	58,072,000	11.5%
Income taxes	17,468,000	5.7%	11,947,000	4.5%	32,119,000	5.5%	20,325,000	4.0%

Net income	$32,745,000	10.7%	$22,181,000	8.4%	$60,437,000	10.3%	$37,747,000	7.5%

Net Income per share:
Basic:
Net Income per share	$0.33		$0.23		$0.61		$0.39

Diluted:
Net Income per share	$0.33		$0.23		$0.61		$0.38

Weighted average number of shares outstanding:
Basic	98,917,000		97,802,000		98,916,500		97,750,000

Diluted	99,276,000		98,244,000		99,258,500		98,170,000